Exhibit 99.1

Hecla's Fourth Quarter Continues a Strong Second Half Of 2019

Hecla reports record annual revenue, gold production and silver reserves

COEUR D'ALENE, Idaho--(BUSINESS WIRE)--February 6, 2020--Hecla Mining Company (NYSE:HL) today announced fourth quarter and full year 2019 financial and operating results.

HIGHLIGHTS

  Fourth quarter sales of $225 million; cash flow from operations of $57 million; net loss of $8.0 million; and adjusted EBITDA of $62 million.1
  2019 silver production of 12.6 million ounces, up 22% and record gold production of 272,873 ounces, up 4%, over 2018.
  2019 sales of $673.3 million (the highest in the company's history); cash flow from operations of $120.9 million; net loss of $99.6 million; and adjusted EBITDA of $177.7 million.1
  Record reserves for silver, lead and zinc; increases of 11%, 5% and 8%, respectively over 2018.
  Net debt reduction of approximately $136 million, or more than 23%, from the peak net debt mid-year.
  Cash and cash equivalents of $62 million at year end, an increase of $35 million with no borrowings on the revolving line of credit facility.
  Lowest All Injury Frequency Rate (AIFR) in Company history.
  Lucky Friday return to full production is underway and expected to be complete by the end of 2020.
  Moody's Investors Service upgraded Hecla's Corporate Family Rating from Caa1 to B3 with a stable outlook.

"2019 was a tale of two halves where the second half had higher production, higher prices, better earnings and more cash flow," said Phillips S. Baker, Jr., President and CEO. "The strong third and fourth quarters markedly improved our financial condition, putting us in a better position to refinance the Senior Notes."

"In 2020, at current prices, we expect continued strong cash flow generation with the ongoing solid performance at Greens Creek, the ramp-up of Lucky Friday, expected improvements at Casa Berardi and the potential mine life extension at San Sebastian from the Hugh Zone," Mr. Baker added.

SILVER AND GOLD RESERVE SUMMARY

Proven and probable reserves are 212 million ounces of silver, an increase of 11% over last year and 2.71 million ounces of gold, a decrease of 5%. Proven and probable lead and zinc reserves of 810,930 tons and 1,001,930 tons are increases of 5% and 8%, respectively. The reserves for silver, lead and zinc are the highest in Company history. The price assumptions used for 2019 reserves of $14.50 for silver, $1.15 for zinc and $0.90 for lead are unchanged this year and our assumption for gold is $100 higher at $1,300 per ounce. The silver price assumption is among the lowest in the industry again this year.

Please refer to the reserves and resources tables at the end of this press release, or to the press release entitled "Hecla Reports Record Silver, Lead and Zinc Reserves" released on February 5, 2020, for the breakdown between proven and probable reserve and resource levels, as well as a detailed summary of the Company's exploration programs.

FINANCIAL OVERVIEW

	Fourth Quarter Ended		Twelve Months Ended
HIGHLIGHTS	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
FINANCIAL DATA
Sales (000)	$224,945	$136,520	$673,266	$567,137
Gross profit (loss) (000)	$25,318	$(1,265)	$23,399	$79,099
Loss applicable to common stockholders (000)	$(8,114)	$(23,831)	$(100,109)	$(27,115)
Basic and diluted loss per common share	$(0.02)	$(0.05)	$(0.20)	$(0.06)
Cash provided by operating activities (000)	$57,257	$19,011	$120,866	$94,221

Net loss applicable to common stockholders for the fourth quarter and full year of 2019 was $8.1 million and $100.1 million, or $0.02 and $0.20 per basic share, respectively, compared to net losses applicable to common stockholders of $23.8 million and $27.1 million, or $0.05 and $0.06 per basic share, respectively, for the fourth quarter and full year of 2018. Among items impacting the results for the 2019 periods compared to 2018 were the following:

  Gross profit for the fourth quarter of 2019 was higher by $26.6 million. The variance was due in part to higher gross profit at Greens Creek and San Sebastian of $22.0 million and $4.2 million, respectively, and lower losses in Nevada and Lucky Friday of $3.1 million and $2.4 million, respectively, partly offset by higher losses at Casa Berardi of $5.1 million for the fourth quarter.
  Gross profit for the full year of 2019 was $55.7 million less, principally due to depreciation expense in Nevada.
  Losses on metal derivative contracts for the fourth quarter and full year of 2019 of $1.3 million and $4.0 million, respectively, compared to a slight loss in the fourth quarter and a gain of $40.3 million in the full year. During the third quarters of 2019 and 2018, the Company settled in-the-money contracts prior to their maturity date, for cash proceeds of approximately $6.7 million and $32.8 million, respectively.
  Foreign exchange losses of $1.5 million and $8.2 million were recognized in the fourth quarter and full year of 2019, respectively, compared to gains of $7.5 million and $10.3 million, respectively. The variances were primarily due to changes in the value of the Canadian dollar relative to the U.S. dollar.
  Interest expense was $14.7 million in the fourth quarter and $48.4 million for the full year of 2019 compared to $10.9 million and $40.9 million, respectively. The increase in the 2019 periods was due to a loss on the prepayment of the Ressources Quebec Note and increased amounts drawn on the revolving credit facility, which were repaid, leaving no amount drawn as of December 31, 2019.
  Income tax benefit for the fourth quarter and full year of 2019 of $4.1 million and $24.1 million, respectively, compared to benefits of $5.2 million and $6.7 million, respectively.
  Suspension costs for the fourth quarter of $3.3 million and $12.1 million for the full year of 2019, compared to costs of $2.4 million and $20.7 million, respectively.
  Exploration and pre-development expense was $3.0 million for the fourth quarter and $19.1 million for the full year of 2019, compared to $9.4 million and $40.6 million, respectively due to reduced spending at all sites.

Cash provided by operating activities for the fourth quarter and full year of 2019 of $57.3 million and $120.9 million, respectively, was $38.2 million and $26.6 million higher, respectively, compared to the prior year periods. The increase in the fourth quarter of 2019 was primarily due to lower spending in Nevada, higher sales and lower exploration. The increase for the full year of 2019 was a result of the same factors, along with lower acquisition costs and Lucky Friday suspension costs and the impact of working capital changes, partially offset by lower cash proceeds from settlement of base metals derivative contracts prior to their maturity date.

Adjusted EBITDA increased $43.2 million quarter-over-quarter, and the $177.7 million in 2019 was $6.4 million more than 2018.1 The increases were primarily due to lower spending in Nevada, higher sales, and lower exploration spending.

Fourth quarter capital expenditures totaled $23.8 million, including $12.9 million at Greens Creek, $7.7 million at Casa Berardi, and $3.0 million at Lucky Friday. Capital expenditures, including non-cash items for equipment acquired under finance leases, for the year 2019 totaled $128.1 million, compared to last year's $140.6 million.

Metals Prices

Average realized silver prices in the fourth quarter and full year 2019 were $17.47 and $16.65 per ounce, respectively, compared to $14.58 and $15.63, respectively, for the prior year periods. Average realized prices for gold for the fourth quarter and full year 2019 were $1,488 and $1,413 per ounce, respectively, higher by 20% and 12%, respectively, compared to the prior year periods. Average realized prices for lead were 3% higher, with the zinc price 4% lower quarter-over-quarter. The average realized prices for lead and zinc for the full year of 2019 were 13% and 10% lower, respectively, compared to 2018.

OPERATIONS OVERVIEW

Overview

The following table provides the production summary on a consolidated basis for the fourth quarter and twelve months ended December 31, 2019 and 2018:

		Fourth Quarter Ended		Twelve Months Ended
		December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
PRODUCTION SUMMARY
Silver -	Ounces produced	3,411,988	2,715,385	12,605,234	10,369,503
	Payable ounces sold	3,999,013	2,260,690	11,548,373	9,254,385
Gold -	Ounces produced	74,773	70,987	272,873	262,103
	Payable ounces sold	85,237	64,478	275,060	247,528
Lead -	Tons produced	6,804	4,704	24,210	20,091
	Payable tons sold	7,118	3,615	19,746	16,214
Zinc -	Tons produced	16,185	13,711	58,857	56,023
	Payable tons sold	12,147	9,201	39,381	39,273

The following tables provides a summary of the final production, cost of sales and other direct production costs and depreciation, depletion and amortization ("cost of sales"), cash cost, after by-product credits, per silver or gold ounce, and All in Sustaining Cost ("AISC"), after by-product credits, per silver and gold ounce, for the fourth quarter and twelve months ended December 31, 2019:

Fourth Quarter Ended	Total		Greens Creek		Lucky Friday	San Sebastian		Casa Berardi		Nevada Operations
December 31, 2019	Silver	Gold	Silver	Gold	Silver	Silver	Gold	Gold	Silver	Gold	Silver
Production (ounces)	3,411,988	74,773	2,741,090	15,356	216,488	422,434	3,897	34,793	10,499	20,727	21,477
Increase/(decrease) over 2018	26%	5%	27%	17%	1,562%	(5)%	33%	(3)%	43%	9%	(76)%
Cost of sales & other direct production costs and depreciation, depletion and amortization (000)	$91,124	$108,503	$71,481	N/A	$5,472	$14,171	N/A	$60,444	N/A	$48,059	N/A
Increase/(decrease) over 2018	45%	45%	48%	N/A	40%	33%	N/A	28%	N/A	74%	N/A
Cash costs, after by-prod credits, per silver or gold ounce [2,4]	$3.58	$1,003	$2.76	N/A	N/A	$8.89	N/A	$1,037	N/A	$946	N/A
Increase/(decrease) over 2018	$(0.43)	$(45)	$0.97	N/A	N/A	$(5.89)	N/A	$97	N/A	$(305)	N/A
AISC, after by-prod credits, per silver or gold ounce [3]	$11.31	$1,187	$7.86	N/A	N/A	$11.78	N/A	$1,278	N/A	$1,024	N/A
Increase/(decrease) over 2018	$(2.22)	$(395)	$(0.06)	N/A	N/A	$(7.73)	N/A	$(70)	N/A	$(996)	N/A

Twelve Months Ended	Total		Greens Creek		Lucky Friday	San Sebastian		Casa Berardi		Nevada Operations
December 31, 2019	Silver	Gold	Silver	Gold	Silver	Silver	Gold	Gold	Silver	Gold	Silver
Production (ounces)	12,605,234	272,873	9,890,125	56,625	632,944	1,868,884	15,673	134,409	31,540	66,166	181,741
Increase/(decrease) over 2018	22%	4%	24%	10%	274%	(8)%	5%	(17)%	(17)%	N/A	N/A
Cost of sales & other direct production costs and depreciation, depletion and amortization (000)	$278,849	$371,018	$211,719	N/A	$16,621	$50,509	N/A	$217,682	N/A	$153,336	N/A
Increase/(decrease) over 2018	15%	51%	11%	N/A	70%	21%	N/A	9%	N/A	N/A	N/A
Cash costs, after by-prod credits, per silver or gold ounce [2,4]	$2.93	$1,066	$1.97	N/A	N/A	$8.02	N/A	$1,051	N/A	$1,096	N/A
Increase/(decrease) over 2018	$1.85	$195	$3.10	N/A	N/A	$(1.67)	N/A	$251	N/A	N/A	N/A
AISC, after by-prod credits, per silver or gold ounce [3]	$10.13	$1,411	$5.99	N/A	N/A	$12.10	N/A	$1,354	N/A	$1,527	N/A
Increase/(decrease) over 2018	$(1.31)	$185	$0.41	N/A	N/A	$(2.58)	N/A	$274	N/A	N/A	N/A

Greens Creek Mine - Alaska

The increase in silver and gold production for the quarter and full year resulted from higher grades, with the quarterly increase also due to higher throughput. The mill operated at an average of 2,351 tons per day (tpd) in the fourth quarter and 2,318 tpd for the full year. The annual throughput was a record.

The higher cost of sales and per silver ounce cash costs, for the periods were primarily due to higher production costs and treatment charges. The decrease in AISC per silver ounce, for the quarter resulted from higher silver production.

For the full year of 2019, Greens Creek generated cash provided by operating activities of approximately $136.2 million and spent $29.3 million on additions to properties, plants and equipment, resulting in free cash flow of $106.9 million.5

Casa Berardi - Quebec

Lower quarterly and annual gold production was due to lower grades, as planned. Gold production was also impacted by lower mill throughput and recoveries in the first half of 2019 due to planned adjustments to a number of mill components to accommodate higher throughput, and the requirement for a new carbon in leach (CIL) tank drive-train, which was installed in May 2019. The mill operated at an average of 3,950 tpd in the fourth quarter 2019 and 3,775 tpd for the year.

Higher quarterly and annual cost of sales were due to the extension of stripping at the East Mine Crown Pillar (EMCP) pit as well as increased quantities of waste and ore extracted from the pit and higher haulage costs due to deepening of the pit. Milling costs were also higher due to costs for pre-crushing of ore to allow for increased throughput, and higher costs for mill enhancements, maintenance and reagents. These factors impacting mining and milling costs, along with lower gold production, also resulted in increased cash costs per gold ounce. However, AISC per gold ounce declined in the fourth quarter due to lower capital spending.

For the full year of 2019, Casa Berardi generated cash provided by operating activities of approximately $55.7 million and spent $35.8 million on additions to properties, plants and equipment, resulting in free cash flow of $20.0 million.5

Process improvement studies are being implemented in 2020 in an effort to improve throughput, recovery and lower costs to increase cash flow.

San Sebastian - Mexico

San Sebastian's lower metal production was expected due to the transition from shallow, high-grade open pits to lower-grade underground production. The mill operated at an average of 425 tpd in the fourth quarter 2019 and 479 tpd for the year.

The higher cost of sales was due to the higher cost of underground mining and depreciation. Cash cost and AISC per ounce, after by-product credits, were lower as a result of higher by-product credits, due to higher gold production prices, with AISC also impacted by lower exploration spending.

For the full year of 2019, San Sebastian generated cash provided by operating activities of approximately $19.1 million and spent $5.0 million on additions to properties, plants and equipment, resulting in free cash flow of $14.1 million.5

The Company is completing its study on the Hugh Zone sulfide ore and expects a decision on development in the first quarter, which would allow production to begin by the end of the year.

Nevada Operations

Gold production was 9% higher quarter-over-quarter. The assets were acquired on July 20, 2018. During 2019, ore was processed at an average of 576 tpd.

Cost of sales for the year rose primarily as a result of reporting a full year's results, and were higher for the fourth quarter due to higher sales volume and increased depreciation. However, per gold ounce cash costs and AISC declined for the fourth quarter by $305 and $996 per gold ounce because of increased gold production resulting from higher grades, with the decrease in AISC also due to lower exploration spending, partially offset by higher sustaining capital.

The mining of developed ore is expected to continue at Fire Creek until about mid-year, when the mining activities are planned to pause. To lower the cut-off grade, the Company is studying mining methods, processing of refractory ore and hydrology. Production is not anticipated to begin again until these studies are successfully completed and permitted.

Lucky Friday Mine - Idaho

Production in 2019 was similar to 2018 with the production and capital improvements being performed by salaried staff.

Union workers at Lucky Friday ratified the collective bargaining agreement in January 2020, and many are beginning to return to work. The Company anticipates re-staffing of the mine to take place in stages, with a ramp-up to full production levels expected by the end of 2020.

Underground testing and modification of the Remote Vein Mining (RVM) machine is underway in Sweden. The machine is expected to be sent to Lucky Friday by late 2020.

EXPLORATION AND PRE-DEVELOPMENT

Exploration

Exploration (including corporate development) expenses were $2.4 million and $15.9 million for the fourth quarter and full year 2019, respectively. This represents a decrease of 71% and 55% over the fourth quarter and full year 2018. These decreases were primarily the result of lower expenses at the Nevada operations and overall decreased site exploration during 2019.

A complete summary of exploration activities can be found in the news release entitled "Hecla Reports Record Silver, Lead and Zinc Reserves" released on February 5, 2020.

Pre-development

Pre-development spending was $0.6 million in the fourth quarter and $3.2 million for the full year 2019, principally to advance the permitting at Rock Creek and Montanore.

Rock Creek/Montanore

At Rock Creek, the Company updated and the Kootenai National Forest partially approved its plan of operation to reflect the Record of Decision (ROD) issued in 2018. In December 2019, the Company submitted an amendment application to the Montana Department of Environmental Quality to modify the existing Exploration License to match the ROD. The Company plans to continue the permitting process at the site despite the existence of litigation challenging the project.

At Montanore, the Kootenai National Forest issued a draft Supplemental Environmental Impact Study for the evaluation phase for public comment in the third quarter of 2019. The project remains the subject of ongoing litigation. The Company plans to continue the permitting process at the site despite the existence of litigation challenging the project.

METALS AND CURRENCY DERIVATIVES

Base Metals Forward Sales Contracts

The following table summarizes the quantities of base metals committed under financially settled forward sales contracts, other than provisional hedges (which address changes in prices between shipment and settlement with customers), at December 31, 2019:

	Pounds Under Contract (in thousands)		Average Price per Pound
	Zinc	Lead	Zinc	Lead
Contracts on forecasted sales
2020 settlements	441	11,740	$1.13	$0.98

The contracts represent 1% of the forecasted payable zinc production for the year at an average price of $1.13 per pound, and 30% of the forecasted payable lead production for the next year at an average price of $0.98 per pound.

Precious Metals Put Option Contracts

In June 2019, we began using financially-settled put option contracts to manage the exposure of our forecasted future gold and silver sales to potential declines in market prices for those metals. These put contracts give us the option, but not the obligation, to realize established prices on quantities of silver and gold to be sold in the future. The following table summarizes the quantities of metals for which we have entered into put contracts and the average exercise prices as of December 31, 2019:

	Ounces under contract (in thousands)		Average price per ounce
	Silver	Gold	Silver	Gold
	(ounces)	(ounces)	(ounces)	(ounces)
Contracts on forecasted sales
2020 settlements	5,700	130	$15.73	$1,435

Foreign Currency Forward Purchase Contracts

The following table summarizes the Canadian dollars and Mexican pesos the Company has committed to purchase under foreign exchange forward contracts at December 31, 2019:

	Currency Under Contract (in thousands of CAD/MXN)		Average Exchange Rate
	CAD	MXN	CAD/USD	MXN/USD
2020 settlements	110,300	7,100	1.30	20.72
2021 settlements	80,700		1.29
2022 settlements	63,300		1.30
2023 settlements	24,700		1.31

2020 ESTIMATES6

2020 Production Outlook

	Silver Production (Moz)	Gold Production (Koz)	Silver Equivalent (Moz)	Gold Equivalent (Koz)
Greens Creek *	8.9 - 9.3	46 - 48	21.5 - 22.1	240 - 246
Lucky Friday *	1.4 - 1.8	N/A	3.2 - 3.6	35 - 40
San Sebastian	0.8 - 1.0	7 - 8	1.4 - 1.7	16 - 19
Casa Berardi	N/A	135 - 140	12.1 - 12.6	135 - 140
Nevada Operations	N/A	24 - 29	2.2 - 2.6	24 - 29
Total	11.1 - 12.1	212 - 225	40.4 - 42.6	450 - 474
* Equivalent ounces includes Lead and Zinc production

2020 Cost Outlook

	Costs of Sales (million)	Cash cost, after by-product credits, per silver/gold ounce[2,4]	AISC, after by-product credits, per produced silver/gold ounce[3]
Greens Creek	$200	$4.25 - $5.00	$8.50 - $9.75
Lucky Friday *	$15	$5.25 - $5.50	$8.75 - $9.00
San Sebastian	$25	$3.00 - $4.25	$6.25 - $8.50
Total Silver	$240	$4.00 - $5.00	$11.00 - $12.25
Casa Berardi	$185	$875 - $900	$1,225 - $1,275
Nevada Operations	$50	$825 - $1,000	$850 - $1,050
Total Gold	$235	$850 - $925	$1,150 - $1,250
* Expected cost of sales during full production. LF cash costs and AISC are calculated using only Q4 production and costs

2020 Capital and Exploration Outlook

2020E Capital expenditures (excluding capitalized interest)	$115 million
2020E Exploration expenditures (includes Corporate Development)	$15 million
2020E Pre-development expenditures	$2.5 million
2020E Research and Development expenditures	$0 million

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held today, Thursday, February 6, at 10:00 a.m. Eastern Time to discuss these results. You may join the conference call by dialing toll-free 1-855-760-8158 or for international by dialing 1-720-634-2922. The participant passcode is HECLA. Hecla's live and archived webcast can be accessed at www.hecla-mining.com under Investors or via Thomson Reuters Eikon, a password-protected event management site.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska, Idaho and Mexico, and is a growing gold producer with operating mines in Nevada and Quebec, Canada. The Company also has exploration and pre-development properties in eight world-class silver and gold mining districts in the U.S., Canada and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

NOTES

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by United States generally accepted accounting principles (GAAP). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The non-GAAP financial measures cited in this release and listed below are reconciled to their most comparable GAAP measure at the end of this release.

(1) Adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to net income, the most comparable GAAP measure, can be found at the end of the release. Adjusted EBITDA is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net income, or cash provided by operating activities as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(2) Cash cost, after by-product credits, per silver and gold ounce is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization (sometimes referred to as "cost of sales" in this release), can be found at the end of the release. It is an important operating statistic that management utilizes to measure each mine's operating performance. It also allows the benchmarking of performance of each mine versus those of our competitors. As a primary silver mining company, management also uses the statistic on an aggregate basis - aggregating the Greens Creek, Lucky Friday and San Sebastian mines - to compare performance with that of other primary silver mining companies. With regard to Casa Berardi and Nevada Operations, management uses cash cost, after by-product credits, per gold ounce to compare its performance with other gold mines. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(3) All in sustaining cost (AISC), after by-product credits, is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization, the closest GAAP measurement, can be found in the end of the release. AISC, after by-product credits, includes cost of sales and other direct production costs, expenses for reclamation and exploration at the mines sites, corporate exploration related to sustaining operations, and all site sustaining capital costs. AISC, after by-product credits, is calculated net of depreciation, depletion, and amortization and by-product credits.

Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Management believes that all in sustaining costs is a non-GAAP measure that provides additional information to management, investors and analysts to help (i) in the understanding of the economics of our operations and performance compared to other producers and (ii) in the transparency by better defining the total costs associated with production. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(4) Cash cost, after by-product credits, per gold ounce, is a Non-GAAP measurement only applicable to Casa Berardi and Nevada Operations production. Gold produced from Greens Creek and San Sebastian is treated as a by-product credit against the silver cash cost.

(5) Free cash flow is a non-GAAP measure calculated as cash provided by operating activities less additions to properties, plants and equipment.

Other

(6) Expectations for 2020 include silver, gold, lead and zinc production from Greens Creek, Lucky Friday, San Sebastian, Casa Berardi and Nevada Operations converted using Au $1,525/oz, Ag $17/oz, Zn $1.00/lb, and Pb $0.85/lb. Numbers may be rounded.

Cautionary Statement Regarding Forward Looking Statements, Including 2020 Outlook

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, including Canadian securities laws. Such forward-looking statements may include, without limitation: (i) estimates of full-year 2020 silver and gold production, cost of sales, cash costs, after by-product credits, AISC, after by-product credits as well as estimated spending on capital, exploration, pre-development and research and development (which assumes metal prices of gold at $1,525/oz, Ag $17/oz, Zn $1.00/lb, Pb $0.85/lb; USD/CAD assumed to be $0.77, USD/MXN assumed to be $0.05; (ii) the Company’s mineral reserves and resources; (iii) the strong second half of 2019 puts Hecla in a better position to refinance the Senior Notes; (iv) expectations that strong cash flow generation will continue in 2020; (v) ramp-up of Lucky Friday to full production by the end of 2020; (vi) potential mine life extension at San Sebastian from the Hugh zone with production beginning later this year; (vii) improvement studies underway at Casa Berardi in an effort to improve throughput, recovery and cost gains to increase cash flow; (viii) number of employees at Lucky Friday that return to work; (ix) expectation that the RVM to be sent to Lucky Friday following successful completion of testing, estimated to be in late 2020; and (x) the ability to continue the permitting process at Rock Creek and Montanore despite litigation. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (a) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (b) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (c) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (d) the exchange rate for the Canadian dollar to the U.S. dollar, being approximately consistent with current levels; (e) certain price assumptions for gold, silver, lead and zinc; (f) prices for key supplies being approximately consistent with current levels; (g) the accuracy of our current mineral reserve and mineral resource estimates; and (h) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements.” Such risks include, but are not limited to gold, silver and other metals price volatility, operating risks, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, community relations, conflict resolution and outcome of projects or oppositions, litigation, political, regulatory, labor and environmental risks, and exploration risks and results, including that mineral resources are not mineral reserves, they do not have demonstrated economic viability and there is no certainty that they can be upgraded to mineral reserves through continued exploration. For a more detailed discussion of such risks and other factors, see the Company’s 2018 Form 10-K, filed on February 22, 2019, with the Securities and Exchange Commission (SEC), as well as the Company’s other SEC filings, including the Company's 2019 10-K expected to be filed on February 10, 2020. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Cautionary Statements to Investors on Reserves and Resources

Reporting requirements in the United States for disclosure of mineral properties are governed by the SEC and included in the SEC's Securities Act Industry Guide 7, entitled “Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations” (Guide 7). Although the SEC has recently issued new rules rescinding Guide 7, the new rules are not binding until January 1, 2021, and at this time the Company still reports in accordance with Guide 7. However, the Company is also a “reporting issuer” under Canadian securities laws, which require estimates of mineral resources and reserves to be prepared in accordance with Canadian National Instrument 43-101 (NI 43-101). NI 43-101 requires all disclosure of estimates of potential mineral resources and reserves to be disclosed in accordance with its requirements. Such Canadian information is included herein to satisfy the Company's “public disclosure” obligations under Regulation FD of the SEC and to provide U.S. holders with ready access to information publicly available in Canada.

Reporting requirements in the United States for disclosure of mineral properties under Guide 7 and the requirements in Canada under NI 43-101 standards are substantially different. This document contains a summary of certain estimates of the Company, not only of proven and probable reserves within the meaning of Guide 7, but also of mineral resource and mineral reserve estimates estimated in accordance with the definitional standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in NI 43-101. Under Guide 7, the term "reserve" means that part of a mineral deposit that can be economically and legally extracted or produced at the time of the reserve determination. The term "economically", as used in the definition of reserve, means that profitable extraction or production has been established or analytically demonstrated to be viable and justifiable under reasonable investment and market assumptions. The term "legally", as used in the definition of reserve, does not imply that all permits needed for mining and processing have been obtained or that other legal issues have been completely resolved. However, for a reserve to exist, Hecla must have a justifiable expectation, based on applicable laws and regulations, that issuance of permits or resolution of legal issues necessary for mining and processing at a particular deposit will be accomplished in the ordinary course and in a timeframe consistent with Hecla's current mine plans. The terms “measured resources”, “indicated resources,” and “inferred resources” are Canadian mining terms as defined in accordance with NI 43-101. These terms are not defined under Guide 7 and are not normally permitted to be used in reports and registration statements filed with the SEC in the United States, except where required to be disclosed by foreign law. The term “resource” does not equate to the term “reserve”. Under Guide 7, the material described herein as “indicated resources” and “measured resources” would be characterized as “mineralized material” and is permitted to be disclosed in tonnage and grade only, not ounces. The category of “inferred resources” is not recognized by Guide 7. Investors are cautioned not to assume that any part or all of the mineral deposits in such categories will ever be converted into proven or probable reserves. “Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of such a “resource” will ever be upgraded to a higher category or will ever be economically extracted. Investors are cautioned not to assume that all or any part of a “resource” exists or is economically or legally mineable. Investors are also especially cautioned that the mere fact that such resources may be referred to in ounces of silver and/or gold, rather than in tons of mineralization and grades of silver and/or gold estimated per ton, is not an indication that such material will ever result in mined ore which is processed into commercial silver or gold.

Qualified Person (QP) Pursuant to Canadian National Instrument 43-101

Kurt D. Allen, MSc., CPG, Director - Exploration of Hecla Limited and Keith Blair, MSc., CPG, Chief Geologist of Hecla Limited, who serve as a Qualified Person under National Instrument 43-101("NI 43-101"), supervised the preparation of the scientific and technical information concerning Hecla’s mineral projects in this news release, including with respect to the newly acquired Nevada projects. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of analytical or testing procedures for the Greens Creek Mine are contained in a technical report titled “Technical Report for the Greens Creek Mine” effective date December 31, 2018, and for the Lucky Friday Mine are contained in a technical report titled “Technical Report for the Lucky Friday Mine Shoshone County, Idaho, USA” effective date April 2, 2014, for Casa Berardi are contained in a technical report titled "Technical Report on the mineral resource and mineral reserve estimate for Casa Berardi Mine, Northwestern Quebec, Canada" effective date December 31, 2018 (the "Casa Berardi Technical Report"), and for the San Sebastian Mine, Mexico, are contained in a technical report prepared for Hecla titled “Technical Report for the San Sebastian Ag-Au Property, Durango, Mexico” effective date September 8, 2015 . Also included in these four technical reports is a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures for the Fire Creek Mine are contained in a technical report prepared for Klondex Mines, dated March 31, 2018; the Hollister Mine dated May 31, 2017, amended August 9, 2017; and the Midas Mine dated August 31, 2014, amended April 2, 2015. Copies of these technical reports are available under Hecla's and Klondex's profiles on SEDAR at www.sedar.com. Mr. Allen and Mr. Blair reviewed and verified information regarding drill sampling, data verification of all digitally-collected data, drill surveys and specific gravity determinations relating to all the mines. The review encompassed quality assurance programs and quality control measures including analytical or testing practice, chain-of-custody procedures, sample storage procedures and included independent sample collection and analysis. This review found the information and procedures meet industry standards and are adequate for Mineral Resource and Mineral Reserve estimation and mine planning purposes.

HECLA MINING COMPANY
Condensed Consolidated Statements of (Loss) Income
(dollars and shares in thousands, except per share amounts - unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Sales of products	$224,945	$136,520	$673,266	$567,137
Cost of sales and other direct production costs	139,147	102,192	450,349	353,994
Depreciation, depletion and amortization	60,480	35,593	199,518	134,044
Total cost of sales	199,627	137,785	649,867	488,038
Gross profit (loss)	25,318	(1,265)	23,399	79,099

Other operating expenses:
General and administrative	8,977	8,693	35,832	36,542
Exploration	2,363	8,086	15,919	35,695
Pre-development	615	1,272	3,150	4,887
Research and development	(79)	399	535	5,441
Other operating (income) expense	1,362	(171)	3,043	1,596
Loss (gain) on disposition of property, plants, equipment and mineral interests	(23)	581	4,643	(2,793)
Suspension-related costs	3,285	2,356	12,051	20,693
Acquisition costs	52	389	645	10,045
Provision for closed operations and reclamation	1,161	1,585	4,690	6,119
	17,713	23,190	80,508	118,225
Income (loss) from operations	7,605	(24,455)	(57,109)	(39,126)
Other income (expense):
(Loss) gain on derivative contracts	(1,252)	(18)	(3,971)	40,253
Gain (loss) on disposition of investments	(4)	2	923	(34)
Unrealized loss on investments	(1,230)	(355)	(2,389)	(2,816)
Net foreign exchange gain (loss)	(1,495)	7,454	(8,236)	10,310
Interest and other (expense) income	(1,022)	(613)	(4,429)	(907)
Interest expense	(14,670)	(10,925)	(48,447)	(40,944)
	(19,673)	(4,455)	(66,549)	5,862
(Loss) before income taxes	(12,068)	(28,910)	(123,658)	(33,264)
Income tax benefit (provision)	4,092	5,217	24,101	6,701
Net loss	(7,976)	(23,693)	(99,557)	(26,563)
Preferred stock dividends	(138)	(138)	(552)	(552)
Loss applicable to common stockholders	$(8,114)	$(23,831)	$(100,109)	$(27,115)
Basic loss per common share after preferred dividends	$(0.02)	$(0.05)	$(0.20)	$(0.06)
Diluted loss per common share after preferred dividends	$(0.02)	$(0.05)	$(0.20)	$(0.06)
Weighted average number of common shares outstanding basic	502,902	480,572	490,449	433,419
Weighted average number of common shares outstanding diluted	502,902	480,572	490,449	433,419

HECLA MINING COMPANY
Condensed Consolidated Balance Sheets
(dollars and shares in thousands - unaudited)

	December 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$62,452	$27,389
Investments	—	—
Accounts receivable	38,421	25,818
Inventories	66,213	87,533
Other current assets	12,038	23,410
Total current assets	179,124	164,150
Non-current investments	6,207	6,583
Non-current restricted cash and investments	1,025	1,025
Properties, plants, equipment and mineral interests, net	2,423,698	2,520,004
Operating lease right-of-use assets	16,381	—
Deferred income tax asset	3,537	1,987
Other non-current assets and deferred charges	7,336	10,195
Total assets	$2,637,308	$2,703,944

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$57,716	$77,861
Accrued payroll and related benefits	26,916	30,034
Accrued taxes	4,776	7,727
Current portion of capital leases	5,429	5,264
Current portion of accrued reclamation and closure costs	4,581	3,410
Current portion of operating leases	5,580	—
Accrued interest	5,804	5,961
Other current liabilities	6,172	5,937
Total current liabilities	116,974	136,194
Capital leases	7,214	7,871
Accrued reclamation and closure costs	103,793	104,979
Long-term debt	504,729	532,799
Long-term operating leases	10,818	—
Deferred income tax liability	138,282	173,537
Non-current pension liability	56,219	47,711
Other non-current liabilities	6,856	9,890
Total liabilities	944,885	1,012,981

STOCKHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	132,292	121,956
Capital surplus	1,973,700	1,880,481
Accumulated deficit	(353,331)	(248,308)
Accumulated other comprehensive loss	(37,310)	(42,469)
Treasury stock	(22,967)	(20,736)
Total stockholders’ equity	1,692,423	1,690,963
Total liabilities and stockholders’ equity	$2,637,308	$2,703,944
Common shares outstanding	522,896	482,604

HECLA MINING COMPANY
Condensed Consolidated Statements of Cash Flows
(dollars in thousands - unaudited)

	December 31, 2019	December 31, 2018
OPERATING ACTIVITIES
Net loss	$(99,557)	$(26,563)
Non-cash elements included in net loss:
Depreciation, depletion and amortization	204,475	140,905
Loss on disposition of investments	(927)	—
Unrealized loss on investments	2,386	2,816
Gain on disposition of properties, plants, equipment and mineral interests	4,643	(2,793)
Provision for reclamation and closure costs	6,914	6,090
Deferred income taxes	(33,387)	(9,699)
Stock compensation	5,668	6,278
Amortization of loan origination fees	2,637	2,077
(Gain) loss on derivative contracts	5,613	(15,366)
Foreign exchange (gain) loss	8,025	(7,104)
Adjustment of inventory to market value	1,399	8,191
Fee on prepayment of debt with shares of common stock	2,855	—
Other non-cash charges, net	49	(32)
Change in assets and liabilities:
Accounts receivable	(10,939)	9,843
Inventories	16,146	(27,512)
Other current and non-current assets	15,618	(1,726)
Accounts payable and accrued liabilities	(24,355)	17,795
Accrued payroll and related benefits	9,226	(2,425)
Accrued taxes	(3,155)	645
Accrued reclamation and closure costs and other non-current liabilities	7,532	(7,199)
Cash provided by operating activities	120,866	94,221

INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(121,421)	(136,933)
Purchase of other companies, net of cash and restricted cash acquired	—	(139,326)
Proceeds from sale of investments	1,760	—
Proceeds from disposition of properties, plants and equipment	183	2,411
Insurance proceeds received for damaged property	—	4,377
Purchases of investments	(389)	(31,971)
Maturities of investments	—	64,895
Net cash used in investing activities	(119,867)	(236,547)

FINANCING ACTIVITIES
Acquisition of treasury shares	(2,231)	(2,694)
Proceeds from issuance of common stock and warrants, net of related expense	49,019	6,744
Dividends paid to common stockholders	(4,914)	(4,393)
Dividends paid to preferred stockholders	(552)	(552)
Borrowings on debt	279,500	102,024
Payments on debt	(279,500)	(106,036)
Debt issuance and loan origination fees paid	(976)	(2,638)
Repayments of capital leases	(7,157)	(7,339)
Net cash provided by (used in) financing activities	33,189	(14,884)
Effect of exchange rates on cash	875	(1,515)
Net increase in cash, cash equivalents and restricted cash and cash equivalents	35,063	(158,725)
Cash, cash equivalents and restricted cash and cash equivalents at beginning of year	28,414	187,139
Cash, cash equivalents and restricted cash and cash equivalents at end of year	$63,477	$28,414

HECLA MINING COMPANY
Metal Prices

		Fourth Quarter Ended		Twelve Months Ended
		December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
AVERAGE METAL PRICES
Silver -	London PM Fix ($/oz)	$17.30	$14.55	$16.20	$15.71
	Realized price per ounce	$17.47	$14.58	$16.65	$15.63
Gold -	London PM Fix ($/oz)	$1,480	$1,228	$1,392	$1,269
	Realized price per ounce	$1,488	$1,237	$1,413	$1,265
Lead -	LME Cash ($/pound)	$0.92	$0.89	$0.91	$1.02
	Realized price per pound	$0.91	$0.88	$0.91	$1.04
Zinc -	LME Cash ($/pound)	$1.08	$1.19	$1.16	$1.33
	Realized price per pound	$1.10	$1.15	$1.14	$1.27
Production Data

	Fourth Quarter Ended		Twelve Months Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
GREENS CREEK UNIT
Tons of ore processed	216,324	212,522	846,076	845,398
Mining cost per ton	$81.82	$77.87	$80.57	$71.37
Milling cost per ton	$40.31	$35.93	$37.02	$33.53
Ore grade milled - Silver (oz./ton)	15.69	12.81	14.64	12.16
Ore grade milled - Gold (oz./ton)	0.10	0.09	0.10	0.09
Ore grade milled - Lead (%)	3.07	2.67	2.92	2.80
Ore grade milled - Zinc (%)	7.88	7.12	7.43	7.47
Silver produced (oz.)	2,741,090	2,163,563	9,890,125	7,953,003
Gold produced (oz.)	15,356	13,097	56,625	51,493
Lead produced (tons)	5,444	4,608	20,112	18,960
Zinc produced (tons)	15,475	13,677	56,805	55,350
Total cash cost, after by-product credits, per silver ounce (1)	$2.76	$1.79	$1.97	$(1.13)
AISC, after by-product credits, per silver ounce (1)	$7.86	$7.92	$5.99	$5.58
Capital additions (in thousands)	$12,886	$12,170	$35,829	$46,864

LUCKY FRIDAY UNIT
Tons of ore processed	16,337	1,297	57,091	17,309
Mining cost per ton	$103.83	$67.91	$—	$—
Milling cost per ton	$32.41	$22.32	$—	$—
Ore grade milled - Silver (oz./ton)	14.02	7.33	11.83	10.78
Ore grade milled - Lead (%)	9.01	6.89	7.86	7.19
Ore grade milled - Zinc (%)	5.11	3.13	4.25	4.20
Silver produced (oz.)	216,488	13,026	632,944	169,041
Lead produced (tons)	1,360	96	4,098	1,131
Zinc produced (tons)	710	34	2,052	673
Total cash cost, net of by-product credits, per silver ounce (1)	N/A	N/A	N/A	N/A
AISC, after by-product credits, per silver ounce (1)	N/A	N/A	N/A	N/A
Capital additions (in thousands)	$3,043	$7,347	$8,989	$14,236
SAN SEBASTIAN UNIT
Tons of ore processed	39,137	44,817	174,713	156,733
Mining cost per ton	$107.43	$131.16	$111.11	$149.77
Milling cost per ton	$78.15	$64.03	$65.74	$65.55
Ore grade milled - Silver (oz./ton)	11.80	10.85	11.78	14.07
Ore grade milled - Gold (oz./ton)	0.115	0.082	0.106	0.11
Silver produced (oz.)	422,434	443,302	1,868,884	2,037,072
Gold produced (oz.)	3,897	2,928	15,673	14,979
Total cash cost, net of by-product credits, per silver ounce (1)	$8.89	$14.78	$8.02	$9.69
AISC, after by-product credits, per silver ounce (1)	$11.78	$19.51	$12.10	$14.68
Capital additions (in thousands)	$(458)	$2,527	$5,035	$6,219
CASA BERARDI UNIT
Tons of ore processed - underground	201,937	187,956	784,568	744,947
Tons of ore processed - surface pit	161,430	135,436	593,497	630,771
Tons of ore processed - total	363,367	323,392	1,378,065	1,375,718
Surface tons mined - ore and waste	1,797,105	1,773,114	9,329,268	6,902,760
Mining cost per ton - underground	$98.03	$106.75	$99.14	$105.78
Mining cost per ton - combined	$74.54	$81.92	$79.27	$74.44
Mining cost per ton or ore and waste - surface tons mined	$4.05	$3.10	$3.37	$3.56
Milling cost per ton	$20.22	$15.61	$18.22	$15.84
Ore grade milled - Gold (oz./ton) - underground	0.164	0.189	0.168	0.203
Ore grade milled - Gold (oz./ton) - surface pit	0.064	0.041	0.055	0.059
Ore grade milled - Gold (oz./ton) - combined	0.119	0.129	0.120	0.136
Ore grade milled - Silver (oz./ton)	0.04	0.03	0.03	0.03
Gold produced (oz.) - underground	26,506	31,015	106,821	130,647
Gold produced (oz.) - surface pit	8,287	4,849	27,588	32,097
Gold produced (oz.) - total	34,793	35,864	134,409	162,744
Silver produced (oz.) - total	10,499	7,338	31,540	38,086
Total cash cost, net of by-product credits, per gold ounce (1)	$1,037	$940	$1,051	$800
AISC, after by-product credits, per gold ounce (1)	$1,278	$1,348	$1,354	$1,080
Capital additions (in thousands)	$7,699	$13,590	$36,059	$40,710
NEVADA OPERATIONS
Tons of ore processed	46,661	60,484	210,397	116,383
Mining cost per ton	$215.05	$245.15	$170.85	$216.80
Milling cost per ton	$88.39	$79.09	$83.20	$74.91
Ore grade milled - Gold (oz./ton)	0.502	0.365	0.361	0.328
Silver produced (oz.)	21,477	88,156	181,741	172,301
Gold produced (oz.)	20,727	19,098	66,166	32,887
Total cash cost, net of by-product credits, per gold ounce (1)	$946	$1,251	$1,096	$1,221
AISC, after by-product credits, per gold ounce (1)	$1,024	$2,020	$1,527	$1,950
Capital additions (in thousands)	$608	$17,589	$42,184	$32,587

(1) Cash cost, after by-product credits, per ounce and AISC, after by-product credits. per ounce represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) to cash cost, after by-product credits can be found in the cash cost per ounce reconciliation section of this news release. Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce. The primary metal produced at Casa Berardi and Nevada Operations is gold, with a by-product credit for the value of silver production.

Non-GAAP Measures
(Unaudited)

Reconciliation of Cost of Sales and Other Direct Production Costs and Depreciation, Depletion and Amortization (GAAP) to Cash Cost, Before By-product Credits and Cash Cost, After By-product Credits (non-GAAP) and All-In Sustaining Cost, Before By-product Credits and All-In Sustaining Cost, After By-product Credits (non-GAAP)

The tables below present reconciliations between the most comparable GAAP measure of cost of sales and other direct production costs and depreciation, depletion and amortization to the non-GAAP measures of (i) Cash Cost, Before By-product Credits, (ii) Cash Cost, After By-product Credits, (iii) AISC, Before By-product Credits and (iv) AISC, After By-product Credits for our operations at the Greens Creek, Lucky Friday, San Sebastian, Casa Berardi and Nevada Operations units and for the Company for the three- and twelve-month periods ended December 31, 2019 and 2018, and for estimated amounts for the twelve months ended December 31, 2020.

Cash Cost, After By-product Credits, per Ounce is a measure developed by precious metals companies (including the Silver Institute) in an effort to provide a uniform standard for comparison purposes. There can be no assurance, however, that these non-GAAP measures as we report them are the same as those reported by other mining companies.

Cash Cost, After By-product Credits, per Ounce is an important operating statistic that we utilize to measure each mine's operating performance. We have recently started reporting AISC, After By-product Credits, per Ounce which we use as a measure of our mines' net cash flow after costs for exploration, pre-development, reclamation, and sustaining capital. This is similar to the Cash Cost, After By-product Credits, per Ounce non-GAAP measure we report, but also includes on-site exploration, reclamation, and sustaining capital costs. Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce also allow us to benchmark the performance of each of our mines versus those of our competitors. As a primary silver and gold mining company, we also use these statistics on an aggregate basis. We aggregate the Greens Creek, Lucky Friday and San Sebastian mines to compare our performance with that of other primary silver mining companies and aggregate the Casa Berardi and Nevada Operations units to compare our performance with that of other primary gold mining companies. Similarly, these statistics are useful in identifying acquisition and investment opportunities as they provide a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics.

Cash Cost, Before By-product Credits and AISC, Before By-product Credits include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining expense, on-site general and administrative costs, royalties and mining production taxes. AISC, Before By-product Credits for each mine also includes on-site exploration, reclamation, and sustaining capital costs. AISC, Before By-product Credits for our consolidated silver properties also includes corporate costs for general and administrative expense, exploration and sustaining capital projects. By-product credits include revenues earned from all metals other than the primary metal produced at each unit. As depicted in the tables below, by-product credits comprise an essential element of our silver unit cost structure, distinguishing our silver operations due to the polymetallic nature of their orebodies.

In addition to the uses described above, Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce provide management and investors an indication of operating cash flow, after consideration of the average price, received from production. We also use these measurements for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective.

The Casa Berardi and Nevada Operations sections below report Cash Cost, After By-product Credits, per Gold Ounce and AISC, After By-product Credits, per Gold Ounce for the production of gold, their primary product, and by-product revenues earned from silver, which is a by-product at Casa Berardi and Nevada Operations. Only costs and ounces produced relating to units with the same primary product are combined to represent Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce. Thus, the gold produced at our Casa Berardi and Nevada Operations units is not included as a by-product credit when calculating Cash Cost, After By-product Credits, per Silver Ounce and AISC, After By-product Credits, per Silver Ounce for the total of Greens Creek, Lucky Friday and San Sebastian, our combined silver properties. Similarly, the silver produced at our other three units is not included as a by-product credit when calculating the similar gold metrics for Casa Berardi.

In thousands (except per ounce amounts)	Three Months Ended December 31, 2019
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver
Cost of sales and other direct production costs and depreciation, depletion and amortization	$71,481	$5,472	$14,171		$91,124
Depreciation, depletion and amortization	(15,359)	(284)	(2,838)		(18,481)
Treatment costs	14,168	1,050	328		15,546
Change in product inventory	(10,323)	308	(1,575)		(11,590)
Reclamation and other costs	(1,083)	—	(558)		(1,641)
Exclusion of Lucky Friday costs	—	(6,546)	—		(6,546)
Cash Cost, Before By-product Credits (1)	58,884	—	9,528		68,412
Reclamation and other costs	737	—	123		860
Exploration	357	—	215	227	799
Sustaining capital	12,886	—	884	35	13,805
General and administrative				8,977	8,977
AISC, Before By-product Credits (1)	72,864	—	10,750		92,853
By-product credits:
Zinc	(23,478)	—			(23,478)
Gold	(20,006)		(5,767)		(25,773)
Lead	(7,825)	—			(7,825)
Total By-product credits	(51,309)	—	(5,767)		(57,076)
Cash Cost, After By-product Credits	$7,575	$—	$3,761		$11,336
AISC, After By-product Credits	$21,555	$—	$4,983		$35,777
Divided by ounces produced	2,741	—	423		3,164
Cash Cost, Before By-product Credits, per Silver Ounce	$21.49	$—	$22.52		$21.62
By-product credits per ounce	(18.73)	—	(13.63)		(18.04)
Cash Cost, After By-product Credits, per Silver Ounce	$2.76	$—	$8.89		$3.58
AISC, Before By-product Credits, per Silver Ounce	$26.59	$—	$25.41		$29.35
By-product credits per ounce	(18.73)	—	(13.63)		(18.04)
AISC, After By-product Credits, per Silver Ounce	$7.86	$—	$11.78		$11.31

In thousands (except per ounce amounts)	Three Months Ended December 31, 2019
	Casa Berardi	Nevada Operations	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$60,444	$48,059	$108,503
Depreciation, depletion and amortization	(20,154)	(21,845)	(41,999)
Treatment costs	447	39	486
Change in product inventory	(4,343)	(5,896)	(10,239)
Reclamation and other costs	(130)	(378)	(508)
Cash Cost, Before By-product Credits (1)	36,264	19,979	56,243
Reclamation and other costs	129	378	507
Exploration	560	285	845
Sustaining capital	7,699	946	8,645
AISC, Before By-product Credits (1)	44,652	21,588	66,240
By-product credits:
Silver	(180)	(371)	(551)
Total By-product credits	(180)	(371)	(551)
Cash Cost, After By-product Credits	$36,084	$19,608	$55,692
AISC, After By-product Credits	$44,472	$21,217	$65,689
Divided by gold ounces produced	35	21	56
Cash Cost, Before By-product Credits, per Gold Ounce	$1,042	$964	$1,003
By-product credits per ounce	(5)	(18)	(10)
Cash Cost, After By-product Credits, per Gold Ounce	$1,037	$946	$993
AISC, Before By-product Credits, per Gold Ounce	$1,283	$1,042	$1,197
By-product credits per ounce	(5)	(18)	(10)
AISC, After By-product Credits, per Gold Ounce	$1,278	$1,024	$1,187

In thousands (except per ounce amounts)	Three Months Ended December 31, 2019
	Total Silver	Total Gold	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$91,124	$108,503	$199,627
Depreciation, depletion and amortization	(18,481)	(41,999)	(60,480)
Treatment costs	15,546	486	16,032
Change in product inventory	(11,590)	(10,239)	(21,829)
Reclamation and other costs	(1,641)	(508)	(2,149)
Exclusion of Lucky Friday costs	(6,546)		(6,546)
Cash Cost, Before By-product Credits (1)	68,412	56,243	124,655
Reclamation and other costs	860	507	1,367
Exploration	799	845	1,644
Sustaining capital	13,805	8,645	22,450
General and administrative	8,977	—	8,977
AISC, Before By-product Credits (1)	92,853	66,240	159,093
By-product credits:
Zinc	(23,478)	—	(23,478)
Gold	(25,773)	—	(25,773)
Lead	(7,825)	—	(7,825)
Silver		(551)	(551)
Total By-product credits	(57,076)	(551)	(57,627)
Cash Cost, After By-product Credits	$11,336	$55,692	$67,028
AISC, After By-product Credits	$35,777	$65,689	$101,466
Divided by ounces produced	3,164	56
Cash Cost, Before By-product Credits, per Ounce	$21.62	$1,003
By-product credits per ounce	(18.04)	(10)
Cash Cost, After By-product Credits, per Ounce	$3.58	$993
AISC, Before By-product Credits, per Ounce	$29.35	$1,197
By-product credits per ounce	(18.04)	(10)
AISC, After By-product Credits, per Ounce	$11.31	$1,187

In thousands (except per ounce amounts)	Three Months Ended December 31, 2018
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver
Cost of sales and other direct production costs and depreciation, depletion and amortization	$48,302	$3,906	$10,638		$62,846
Depreciation, depletion and amortization	(11,631)	(209)	(1,016)		(12,856)
Treatment costs	9,038	78	180		9,296
Change in product inventory	2,092	(148)	527		2,471
Reclamation and other costs	(587)	—	(185)		(772)
Exclusion of Lucky Friday costs	—	(3,627)	—		(3,627)
Cash Cost, Before By-product Credits (1)	47,214	—	10,144		57,358
Reclamation and other costs	849	—	105		954
Exploration	242	—	1,164	608	2,014
Sustaining capital	12,170	—	828	157	13,155
General and administrative				8,693	8,693
AISC, Before By-product Credits (1)	60,475	—	12,241		82,174
By-product credits:
Zinc	(22,788)	—			(22,788)
Gold	(14,079)		(3,595)		(17,674)
Lead	(6,475)	—			(6,475)
Silver
Total By-product credits	(43,342)	—	(3,595)		(46,937)
Cash Cost, After By-product Credits	$3,872	$—	$6,549		$10,421
AISC, After By-product Credits	$17,133	$—	$8,646		$35,237
Divided by silver ounces produced	2,164	—	443		2,607
Cash Cost, Before By-product Credits, per Silver Ounce	$21.83	$—	$22.90		$22.01
By-product credits per Silver ounce	(20.04)	—	(8.12)		(18.00)
Cash Cost, After By-product Credits, per Silver Ounce	$1.79	$—	$14.78		$4.01
AISC, Before By-product Credits, per Silver Ounce	$27.96	$—	$27.63		$31.53
By-product credits per Silver ounce	(20.04)	—	(8.12)		(18.00)
AISC, After By-product Credits, per Silver Ounce	$7.92	$—	$19.51		$13.53

In thousands (except per ounce amounts)	Three Months Ended December 31, 2018
	Casa Berardi	Nevada Operations	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$47,253	$27,686	$74,939
Depreciation, depletion and amortization	(16,423)	(6,314)	(22,737)
Treatment costs	440	48	488
Change in product inventory	2,686	4,711	7,397
Reclamation and other costs	(137)	(954)	(1,091)
Cash Cost, Before By-product Credits (1)	33,819	25,177	58,996
Reclamation and other costs	137	567	704
Exploration	903	4,101	5,004
Sustaining capital	13,591	10,018	23,609
AISC, Before By-product Credits (1)	48,450	39,863	88,313
By-product credits:
Silver	(106)	(1,280)	(1,386)
Total By-product credits	(106)	(1,280)	(1,386)
Cash Cost, After By-product Credits	$33,713	$23,897	$57,610
AISC, After By-product Credits	$48,344	$38,583	$86,927
Divided by gold ounces produced	36	19	55
Cash Cost, Before By-product Credits, per Gold Ounce	$943	$1,318	$1,073
By-product credits per Gold Ounce	(3)	(67)	(25)
Cash Cost, After By-product Credits, per Gold Ounce	$940	$1,251	$1,048
AISC, Before By-product Credits, per Gold Ounce	$1,351	$2,087	$1,607
By-product credits per Gold Ounce	(3)	(67)	(25)
AISC, After By-product Credits, per Gold Ounce	$1,348	$2,020	$1,582

In thousands (except per ounce amounts)	Three Months Ended December 31, 2018
	Total Silver	Total Gold	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$62,846	74,939	$137,785
Depreciation, depletion and amortization	(12,856)	(22,737)	(35,593)
Treatment costs	9,296	488	9,784
Change in product inventory	2,471	7,397	9,868
Reclamation and other costs	(772)	(1,091)	(1,863)
Exclusion of Lucky Friday costs	(3,627)		(3,627)
Cash Cost, Before By-product Credits (1)	57,358	58,996	116,354
Reclamation and other costs	954	704	1,658
Exploration	2,014	5,004	7,018
Sustaining capital	13,155	23,609	36,764
General and administrative	8,693	—	8,693
AISC, Before By-product Credits (1)	82,174	88,313	170,487
By-product credits:
Zinc	(22,788)	—	(22,788)
Gold	(17,674)	—	(17,674)
Lead	(6,475)	—	(6,475)
Silver		(1,386)	(1,386)
Total By-product credits	(46,937)	(1,386)	(48,323)
Cash Cost, After By-product Credits	$10,421	$57,610	$68,031
AISC, After By-product Credits	$35,237	$86,927	$122,164
Divided by ounces produced	2,607	55
Cash Cost, Before By-product Credits, per Ounce	$22.01	$1,073
By-product credits per ounce	(18.00)	(25)
Cash Cost, After By-product Credits, per Ounce	$4.01	$1,048
AISC, Before By-product Credits, per Ounce	$31.53	$1,607
By-product credits per ounce	(18.00)	(25)
AISC, After By-product Credits, per Ounce	$13.53	$1,582

In thousands (except per ounce amounts)	Twelve Months Ended December 31, 2019
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver
Cost of sales and other direct production costs and depreciation, depletion and amortization	$211,719	$16,621	$50,509		$278,849
Depreciation, depletion and amortization	(47,587)	(1,175)	(9,772)		(58,534)
Treatment costs	48,487	2,884	760		52,131
Change in product inventory	(1,155)	1,016	(2,953)		(3,092)
Reclamation and other costs	(2,523)	—	(1,588)		(4,111)
Exclusion of Lucky Friday costs	—	(19,346)	—		(19,346)
Cash Cost, Before By-product Credits (1)	208,941	—	36,956		245,897
Reclamation and other costs	2,949	—	492		3,441
Exploration	982	—	4,667	1,332	6,981
Sustaining capital	35,829	—	2,461	108	38,398
General and administrative				35,832	35,832
AISC, Before By-product Credits (1)	248,701	—	44,576		330,549
By-product credits:
Zinc	(91,435)	—			(91,435)
Gold	(69,391)	—	(21,960)		(91,351)
Lead	(28,589)	—			(28,589)
Total By-product credits	(189,415)	—	(21,960)		(211,375)
Cash Cost, After By-product Credits	$19,526	$—	$14,996		$34,522
AISC, After By-product Credits	$59,286	$—	$22,616		$119,174
Divided by silver ounces produced	9,890	—	1,869		11,759
Cash Cost, Before By-product Credits, per Silver Ounce	$21.12	$—	$19.77		$20.91
By-product credits per Silver ounce	(19.15)	—	(11.75)		(17.98)
Cash Cost, After By-product Credits, per Silver Ounce	$1.97	$—	$8.02		$2.93
AISC, Before By-product Credits, per Silver Ounce	$25.14	$—	$23.85		$28.11
By-product credits per Silver ounce	(19.15)	—	(11.75)		(17.98)
AISC, After By-product Credits, per Silver Ounce	$5.99	$—	$12.10		$10.13

In thousands (except per ounce amounts)	Twelve Months Ended December 31, 2019
	Casa Berardi	Nevada Operations	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$217,682	$153,336	$371,018
Depreciation, depletion and amortization	(73,960)	(67,024)	(140,984)
Treatment costs	1,876	158	2,034
Change in product inventory	(3,371)	(9,008)	(12,379)
Reclamation and other costs	(515)	(2,019)	(2,534)
Cash Cost, Before By-product Credits (1)	141,712	75,443	217,155
Reclamation and other costs	515	1,512	2,027
Exploration	3,450	2,333	5,783
Sustaining capital	36,825	24,652	61,477
AISC, Before By-product Credits (1)	182,502	103,940	286,442
By-product credits:
Silver	(508)	(2,922)	(3,430)
Total By-product credits	(508)	(2,922)	(3,430)
Cash Cost, After By-product Credits	$141,204	$72,521	$213,725
AISC, After By-product Credits	$181,994	$101,018	$283,012
Divided by gold ounces produced	134	66	200
Cash Cost, Before By-product Credits, per Gold Ounce	$1,055	$1,140	$1,083
By-product credits per Gold ounce	(4)	(44)	(17)
Cash Cost, After By-product Credits, per Gold Ounce	$1,051	$1,096	$1,066
AISC, Before By-product Credits, per Gold Ounce	$1,358	$1,571	$1,428
By-product credits per Gold ounce	(4)	(44)	(17)
AISC, After By-product Credits, per Gold Ounce	$1,354	$1,527	$1,411

In thousands (except per ounce amounts)	Twelve Months Ended December 31, 2019
	Total Silver	Total Gold	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$278,849	$371,018	$649,867
Depreciation, depletion and amortization	(58,534)	(140,984)	(199,518)
Treatment costs	52,131	2,034	54,165
Change in product inventory	(3,092)	(12,379)	(15,471)
Reclamation and other costs	(4,111)	(2,534)	(6,645)
Exclusion of Lucky Friday costs	(19,346)		(19,346)
Cash Cost, Before By-product Credits (1)	245,897	217,155	463,052
Reclamation and other costs	3,441	2,027	5,468
Exploration	6,981	5,783	12,764
Sustaining capital	38,398	61,477	99,875
General and administrative	35,832	—	35,832
AISC, Before By-product Credits (1)	330,549	286,442	616,991
By-product credits:
Zinc	(91,435)		(91,435)
Gold	(91,351)		(91,351)
Lead	(28,589)		(28,589)
Silver		(3,430)	(3,430)
Total By-product credits	(211,375)	(3,430)	(214,805)
Cash Cost, After By-product Credits	$34,522	$213,725	$248,247
AISC, After By-product Credits	$119,174	$283,012	$402,186
Divided by ounces produced	11,759	200
Cash Cost, Before By-product Credits, per Ounce	$20.91	$1,083
By-product credits per ounce	(17.98)	(17)
Cash Cost, After By-product Credits, per Ounce	$2.93	$1,066
AISC, Before By-product Credits, per Ounce	$28.11	$1,428
By-product credits per ounce	(17.98)	(17)
AISC, After By-product Credits, per Ounce	$10.13	$1,411

In thousands (except per ounce amounts)	Twelve Months Ended December 31, 2018
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver
Cost of sales and other direct production costs and depreciation, depletion and amortization	$190,066	$9,750	$41,815		$241,631
Depreciation, depletion and amortization	(46,511)	(1,012)	(4,602)		(52,125)
Treatment costs	38,174	839	807		39,820
Change in product inventory	3,087	(2,330)	2,385		3,142
Reclamation and other costs	(2,911)	—	(1,559)		(4,470)
Exclusion of Lucky Friday costs	—	(7,247)			(7,247)
Cash Cost, Before By-product Credits (1)	181,905	—	38,846		220,751
Reclamation and other costs	3,397	—	419		3,816
Exploration	3,151	—	7,792	1,959	12,902
Sustaining capital	46,864	—	1,947	1,495	50,306
General and administrative				36,542	36,542
AISC, Before By-product Credits (1)	235,317	—	49,004		324,317
By-product credits:
Zinc	(103,096)	—			(103,096)
Gold	(57,316)		(19,100)		(76,416)
Lead	(30,512)	—			(30,512)
Silver
Total By-product credits	(190,924)	—	(19,100)		(210,024)
Cash Cost, After By-product Credits	$(9,019)	$—	$19,746		$10,727
AISC, After By-product Credits	$44,393	$—	$29,904		$114,293
Divided by silver ounces produced	7,953	—	2,037		9,990
Cash Cost, Before By-product Credits, per Silver Ounce	$22.88	$—	$19.07		$22.10
By-product credits per silver ounce	(24.01)	—	(9.38)		(21.02)
Cash Cost, After By-product Credits, per Silver Ounce	$(1.13)	$—	$9.69		$1.08
AISC, Before By-product Credits, per Silver Ounce	$29.59	$—	$24.06		$32.46
By-product credits per silver ounce	(24.01)	—	(9.38)		(21.02)
AISC, After By-product Credits, per Silver Ounce	$5.58	$—	$14.68		$11.44

In thousands (except per ounce amounts)	Twelve Months Ended December 31, 2018
	Casa Berardi	Nevada Operations	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$199,402	$47,005	$246,407
Depreciation, depletion and amortization	(71,302)	(10,617)	(81,919)
Treatment costs	2,068	90	2,158
Change in product inventory	1,205	7,138	8,343
Reclamation and other costs	(558)	(954)	(1,512)
Cash Cost, Before By-product Credits (1)	130,815	42,662	173,477
Reclamation and other costs	558	567	1,125
Exploration	4,277	6,345	10,622
Sustaining capital	40,711	17,079	57,790
AISC, Before By-product Credits (1)	176,361	66,653	243,014
By-product credits:
Zinc
Gold
Lead
Silver	(597)	(2,512)	(3,109)
Total By-product credits	(597)	(2,512)	(3,109)
Cash Cost, After By-product Credits	$130,218	$40,150	$170,368
AISC, After By-product Credits	$175,764	$64,141	$239,905
Divided by gold ounces produced	163	33	196
Cash Cost, Before By-product Credits, per Gold Ounce	$804	$1,297	$887
By-product credits per gold ounce	(4)	(76)	(16)
Cash Cost, After By-product Credits, per Gold Ounce	$800	$1,221	$871
AISC, Before By-product Credits, per Gold Ounce	$1,084	$2,026	$1,242
By-product credits per ounce	(4)	(76)	(16)
AISC, After By-product Credits, per Gold Ounce	$1,080	$1,950	$1,226

In thousands (except per ounce amounts)	Twelve Months Ended December 31, 2018
	Total Silver	Total Gold	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$241,631	$246,407	$488,038
Depreciation, depletion and amortization	(52,125)	(81,919)	(134,044)
Treatment costs	39,820	2,158	41,978
Change in product inventory	3,142	8,343	11,485
Reclamation and other costs	(4,470)	(1,512)	(5,982)
Exclusion of Lucky Friday costs	(7,247)		(7,247)
Cash Cost, Before By-product Credits (1)	220,751	173,477	394,228
Reclamation and other costs	3,816	1,125	4,941
Exploration	12,902	10,622	23,524
Sustaining capital	50,306	57,790	108,096
General and administrative	36,542	—	36,542
AISC, Before By-product Credits (1)	324,317	243,014	567,331
By-product credits:
Zinc	(103,096)		(103,096)
Gold	(76,416)		(76,416)
Lead	(30,512)		(30,512)
Silver		(3,109)	(3,109)
Total By-product credits	(210,024)	(3,109)	(213,133)
Cash Cost, After By-product Credits	$10,727	$170,368	$181,095
AISC, After By-product Credits	$114,293	$239,905	$354,198
Divided by ounces produced	9,990	196
Cash Cost, Before By-product Credits, per Ounce	$22.10	$887
By-product credits per ounce	(21.02)	(16)
Cash Cost, After By-product Credits, per Ounce	$1.08	$871
AISC, Before By-product Credits, per Ounce	$32.46	$1,242
By-product credits per ounce	(21.02)	(16)
AISC, After By-product Credits, per Ounce	$11.44	$1,226

In thousands (except per ounce amounts)	Estimate for Twelve Months Ended December 31, 2020
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver
Cost of sales and other direct production costs and depreciation, depletion and amortization	$200,000	$14,500	$25,000		$239,500
Depreciation, depletion and amortization	(42,000)	(3,500)	(7,000)		(52,500)
Treatment costs	33,700	2,750	850		37,300
Change in product inventory	15,500	—	(5,200)		10,300
Reclamation and other costs	3,500	250	1,300		5,050
Cash Cost, Before By-product Credits (1)	210,700	14,000	14,950		239,650
Reclamation and other costs	5,000	—	500		5,500
Exploration	800	—	2,300		3,100
Sustaining capital	35,500	2,500	600		38,600
General and administrative	—		—	29,000	29,000
AISC, Before By-product Credits (1)	252,000	16,500	18,350		315,850
By-product credits:
Zinc	(79,000)	(2,700)			(81,700)
Gold	(63,000)		(12,000)		(75,000)
Lead	(29,000)	(7,600)			(36,600)
Total By-product credits	(171,000)	(10,300)	(12,000)		(193,300)
Cash Cost, After By-product Credits	$39,700	$3,700	$2,950		$46,350
AISC, After By-product Credits	$81,000	$6,200	$6,350		$122,550
Divided by silver ounces produced	9,100	700	900		10,700
Cash Cost, Before By-product Credits, per Silver Ounce	$23.15	$20.00	$16.61		$22.40
By-product credits per silver ounce	(18.79)	(14.71)	(13.33)		(18.07)
Cash Cost, After By-product Credits, per Silver Ounce	$4.36	$5.29	$3.28		$4.33
AISC, Before By-product Credits, per Silver Ounce	$27.69	$23.57	$20.39		$29.52
By-product credits per silver ounce	(18.79)	(14.71)	(13.33)		(18.07)
AISC, After By-product Credits, per Silver Ounce	$8.90	$8.86	$7.06		$11.45

In thousands (except per ounce amounts)	Estimate for Twelve Months Ended December 31, 2020
	Casa Berardi	Nevada Operations	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$185,000	$50,000	$235,000
Depreciation, depletion and amortization	(57,000)	(23,000)	(80,000)
Treatment costs	—	—	—
Change in product inventory	(7,000)	(4,000)	(11,000)
Reclamation and other costs	1,000	1,250	2,250
Cash Cost, Before By-product Credits (1)	122,000	24,250	146,250
Reclamation and other costs	600	200	800
Exploration	2,600	—	2,600
Sustaining capital	46,000	1,000	47,000
AISC, Before By-product Credits (1)	171,200	25,450	196,650
By-product credits:		—
Silver	(500)	(500)	(1,000)
Total By-product credits	(500)	(500)	(1,000)
Cash Cost, After By-product Credits	$121,500	$23,750	$145,250
AISC, After By-product Credits	$170,700	$24,950	$195,650
Divided by gold ounces produced	137	27	164
Cash Cost, Before By-product Credits, per Gold Ounce	$891	$898	$892
By-product credits per gold ounce	(4)	(19)	(6)
Cash Cost, After By-product Credits, per Gold Ounce	$887	$879	$886
AISC, Before By-product Credits, per Gold Ounce	$1,250	$943	$1,199
By-product credits per gold ounce	(4)	(19)	(6)
AISC, After By-product Credits, per Gold Ounce	$1,246	$924	$1,193

In thousands (except per ounce amounts)	Estimate for Twelve Months Ended December 31, 2020
	Total Silver	Total Gold	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$252,500	$220,000	$472,500
Depreciation, depletion and amortization	(52,500)	(80,000)	(132,500)
Treatment costs	37,300	—	37,300
Change in product inventory	(2,700)	4,000	1,300
Reclamation and other costs	5,050	2,250	7,300
Cash Cost, Before By-product Credits (1)	239,650	146,250	385,900
Reclamation and other costs	5,500	800	6,300
Exploration	3,100	2,600	5,700
Sustaining capital	38,600	47,000	85,600
General and administrative	29,000	—	29,000
AISC, Before By-product Credits (1)	315,850	196,650	512,500
By-product credits:
Zinc	(81,700)	—	(81,700)
Gold	(75,000)	—	(75,000)
Lead	(36,600)	—	(36,600)
Silver		(1,000)	(1,000)
Total By-product credits	(193,300)	(1,000)	(194,300)
Cash Cost, After By-product Credits	$46,350	$145,250	$191,600
AISC, After By-product Credits	$122,550	$195,650	$318,200
Divided by ounces produced	10,700	164
Cash Cost, Before By-product Credits, per Ounce	$22.40	$892
By-product credits per ounce	(18.07)	(6)
Cash Cost, After By-product Credits, per Ounce	$4.33	$886
AISC, Before By-product Credits, per Ounce	$29.52	$1,199
By-product credits per ounce	(18.07)	(6)
AISC, After By-product Credits, per Ounce	$11.45	$1,193
(1)

Includes all direct and indirect operating costs related to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, before by-product revenues earned from all metals other than the primary metal produced at each unit. AISC, Before By-product Credits also includes on-site exploration, reclamation, and sustaining capital costs.

(2)

The unionized employees at Lucky Friday had been on strike from March 13, 2017, until January 7, 2020, and production at Lucky Friday has been limited since that time. For 2019 and 2018, costs related to suspension of full production totaling approximately $7.8 million and $14.6 million, respectively, along with $4.3 million and $5.0 million, respectively, in non-cash depreciation expense for that period, have been excluded from the calculations of cost of sales and other direct production costs and depreciation, depletion and amortization, Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

(3)	AISC, Before By-product Credits for our consolidated silver properties includes corporate costs for general and administrative expense, exploration and sustaining capital.

Reconciliation of Net (Loss) Income Applicable to Common Shareholders (GAAP) to Adjusted Net Income (Loss) Applicable to Common Shareholders (non-GAAP)

This release refers to a non-GAAP measure of adjusted net income (loss) applicable to common stockholders and adjusted net income (loss) per share, which are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income (loss) per common share provides investors with the ability to better evaluate our underlying operating performance.

Dollars in thousands (except per share amounts)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Net loss applicable to common stockholders (GAAP)	$(8,114)	$(23,831)	$(100,109)	$(27,115)
Adjusting items:
Loss (gain) on derivatives contracts	1,252	18	3,971	(40,253)
Provisional price (gain) loss	(855)	531	(597)	3,803
Suspension-related costs	3,285	2,356	12,051	20,693
Environmental accruals	—	250	472	250
Foreign exchange loss (gain)	1,495	(7,454)	8,236	(10,310)
Acquisition costs	52	389	645	10,045
Unrealized loss on investments	1,230	355	2,389	2,816
Loss on prepayment of debt with shares	2,855	—	2,855	—
(Gain) loss on disposition of properties, plants, equipment and mineral interests	(23)	581	4,643	(2,793)
Change in deferred tax asset valuation allowance	—	(862)	—	(862)
Adjusted net income (loss) applicable to common stockholders	$1,177	$(27,667)	$(65,444)	$(43,726)
Weighted average shares - basic	502,902	480,572	490,449	433,419
Weighted average shares - diluted	502,902	480,572	490,449	433,419
Basic adjusted net (loss) income per common share	$—	$(0.06)	$(0.13)	$(0.10)
Diluted adjusted net (loss) income per common share	$—	$(0.06)	$(0.13)	$(0.10)

Reconciliation of Net Loss (GAAP) and Debt (GAAP) to Adjusted EBITDA (non-GAAP) and Net Debt (non-GAAP)

This release refers to the non-GAAP measures of adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which is a measure of our operating performance, and net debt to adjusted EBITDA for the last 12 months (or "LTM adjusted EBITDA"), which is a measure of our ability to service our debt. Adjusted EBITDA is calculated as net income (loss) before the following items: interest expense, income tax provision, depreciation, depletion, and amortization expense, exploration expense, pre-development expense, acquisition costs, interest and other income (expense), foreign exchange gains and losses, gains and losses on derivative contracts, unrealized gains on investments, provisions for environmental matters, stock-based compensation, and provisional price gains and losses. Net debt is calculated as total debt, which consists of the liability balances for our Senior Notes, capital leases, and other notes payable, less the total of our cash and cash equivalents and short-term investments. Management believes that, when presented in conjunction with comparable GAAP measures, adjusted EBITDA and net debt to LTM adjusted EBITDA are useful to investors in evaluating our operating performance and ability to meet our debt obligations. The following table reconciles net loss and debt to adjusted EBITDA and net debt:

Dollars are in thousands	Three Months Ended		Twelve Months Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net loss	$(7,976)	$(23,693)	$(99,557)	$(26,563)
Plus: Interest expense	14,670	10,925	48,447	40,944
Plus (Less): Income taxes	(4,092)	(5,217)	(24,101)	(6,701)
Plus: Depreciation, depletion and amortization	60,480	35,593	199,518	134,044
Plus: Acquisition costs	52	389	645	10,045
Plus: Suspension-related costs	3,285	2,356	12,051	20,693
Less: Deferred revenue net of production costs	(10,912)	—	—	—
(Less)/Plus: (Gain) loss on disposition of properties, plants, equipment, and mineral interests	(23)	581	4,643	(2,793)
Plus/(Less): Foreign exchange (gain) loss	1,495	(7,454)	8,236	(10,310)
Plus/(Less): Unrealized loss (gain) on derivative contracts	1,035	18	9,959	(7,936)
(Less)/Plus: Provisional price (gain) loss	(855)	531	(597)	3,803
Plus: Provision for closed operations and environmental matters	1,616	2,133	6,914	6,090
Plus: Stock-based compensation	910	1,606	5,668	6,242
Plus: Unrealized loss on investments	1,230	355	2,389	2,816
Plus/(Less): Other	1,026	611	3,506	941
Adjusted EBITDA	$61,941	$18,734	$177,721	$171,315
Total debt			$517,372	$545,934
Less: Cash, cash equivalents and short-term investments			62,452	27,389
Net debt			$454,920	$518,545
Net debt/LTM adjusted EBITDA (non-GAAP)			2.6	3.0

Reconciliation of Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)

This release refers to a non-GAAP measure of free cash flow, calculated as cash provided by operating activities, less additions to properties, plants, equipment and mineral interests and a one-time item for settlement of an insurance policy for reclamation of the Troy Mine. Management believes that, when presented in conjunction with comparable GAAP measures, free cash flow is useful to investors in evaluating our operating performance. The following table reconciles cash provided by operating activities to free cash flow:

	Hecla Consolidated				Greens Creek	Casa Berardi	Nevada Operations	San Sebastian	Lucky Friday[1]
Dollars are in thousands	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018	Twelve Months Ended December 31, 2019
Cash provided (used) by operating activities [2]	$57,257	$19,011	$120,866	$94,221	$136,204	$55,726	$25,204	$19,136	$(12,603)
Less: Additions to properties, plants equipment and mineral interests	(24,083)	(53,648)	(121,421)	(136,933)	(29,323)	(35,762)	(42,893)	(5,035)	(8,232)
Free cash flow	$33,174	$(34,637)	$(555)	$(42,712)	$106,881	$19,964	$(17,689)	$14,101	$(20,835)
(1)	Cash used by operating activities for Lucky Friday includes $7.8 million for suspension costs incurred during the strike.
(2)

Cash provided (used) by operating activities for the operating segments excludes exploration expense, as it is a discretionary expenditure and not a component of the mines’ operating performance. Consolidated cash provided by operating activities for the twelve months ended December 31, 2019 includes exploration expense of $1.0 million for Greens Creek, $4.3 million for Casa Berardi, $3.0 million for Nevada Operations and $4.8 million for San Sebastian.

Reserves - 12/31/19(1)
Proven Reserves
	Tons	Silver	Gold	Lead	Zinc	Copper	Silver	Gold	Lead	Zinc	Copper
Asset	(000)	(oz/ton)	(oz/ton)%		%	%	(000 oz)	(000 oz)	(Tons)	(Tons)	(Tons)
Greens Creek (2)	7	14.8	0.08	2.6	5.4	—	106	1	180	390	—
Lucky Friday (2)	4,185	15.4	—	9.6	4.1	—	64,506	—	401,020	172,880	—
Casa Berardi Open Pit (3)	5,873	—	0.08	—	—	—	—	447	—	—	—
Casa Berardi Underground (3)	974	—	0.16	—	—	—	—	156	—	—	—
San Sebastian (2)	35	4.8	0.08	—	—	—	166	3	—	—	—
Fire Creek (2,4)	22	1.2	1.51	—	—	—	28	33	—	—	—
Total	11,096						64,805	640	401,200	173,270	—

Probable Reserves
	Tons	Silver	Gold	Lead	Zinc	Copper	Silver	Gold	Lead	Zinc	Copper
Asset	(000)	(oz/ton)	(oz/ton)%		%	%	(000 oz)	(000 oz)	(Tons)	(Tons)	(Tons)
Greens Creek (2)	10,713	12.2	0.09	2.8	7.3	—	130,791	932	305,010	778,020	—
Lucky Friday (2)	1,386	11.4	—	7.6	3.7	—	15,815	—	104,720	50,640	—
Casa Berardi Open Pit (3)	11,802	—	0.07	—	—	—	—	809	—	—	—
Casa Berardi Underground (3)	1,978	—	0.15	—	—	—	—	305	—	—	—
San Sebastian (2)	66	10.9	0.07	—	—	—	716	5	—	—	—
Fire Creek (2,4)	37	0.6	0.56	—	—	—	23	21	—	—	—
Total	25,983						147,346	2,072	409,730	828,660	—

Proven and Probable Reserves
	Tons	Silver	Gold	Lead	Zinc	Copper	Silver	Gold	Lead	Zinc	Copper
Asset	(000)	(oz/ton)	(oz/ton)%		%	%	(000 oz)	(000 oz)	(Tons)	(Tons)	(Tons)
Greens Creek (2)	10,721	12.2	0.09	2.8	7.3	—	130,897	932	305,190	778,410	—
Lucky Friday (2)	5,571	14.4	—	9.1	4.0	—	80,321	—	505,740	223,520	—
Casa Berardi Open Pit (3)	17,675	—	0.07	—	—	—	—	1,257	—	—	—
Casa Berardi Underground (3)	2,952	—	0.16	—	—	—	—	461	—	—	—
San Sebastian (2)	100	8.8	0.08	—	—	—	881	8	—	—	—
Fire Creek (2,4)	59	0.9	0.92	—	—	—	51	54	—	—	—
Total	37,078						212,151	2,712	810,930	1,001,930	—
(1)

The term “reserve” means that part of a mineral deposit that can be economically and legally extracted or produced at the time of the reserve determination. The term “economically,” as used in the definition of reserve, means that profitable extraction or production has been established or analytically demonstrated to be viable and justifiable under reasonable investment and market assumptions. The term “legally,” as used in the definition of reserve, does not imply that all permits needed for mining and processing have been obtained or that other legal issues have been completely resolved. However, for a reserve to exist, Hecla must have a justifiable expectation, based on applicable laws and regulations, that issuance of permits or resolution of legal issues necessary for mining and processing at a particular deposit will be accomplished in the ordinary course and in a timeframe consistent with Hecla’s current mine plans.

(2)

Mineral reserves are based on $1300 gold, $14.50 silver, $0.90 lead, $1.15 zinc, unless otherwise stated. The NSR cut-off grades are $190/ton for Greens Creek, $216.19 for the 30 Vein and $230.98 for the Intermediate Veins at Lucky Friday, and $127/ton ($140/tonne) for underground and $90.72/ton ($100/tonne) for open pit reserves at San Sebastian.

(3)

Mineral reserves are based on $1300 gold and a US$/CAN$ exchange rate of 1:1.35 Reserve diluted to an average of 34.7% to minimum width of 9.8 feet (3 m). The average cut-off grades at Casa Berardi are 0.105 oz/ton gold (3.49 g/tonne) for underground mineral reserves and 0.025 oz/ton gold (0.85 g/tonne) for open pit mineral reserves.

(4)

Fire Creek mineral reserves are based on a cut-off grade of 0.433 gold equivalent oz/ton and incremental cut-off grade of 0.135 gold equivalent oz/ton. Unplanned dilution of 10% to 17% included depending on mining method.

* Totals may not represent the sum of parts due to rounding

Mineral Resources - 12/31/2019
Measured Resources
	Tons	Silver	Gold	Lead	Zinc	Copper	Silver	Gold	Lead	Zinc	Copper
Asset	(000)	(oz/ton)	(oz/ton)%		%	%	(000 oz)	(000 oz)	(Tons)	(Tons)	(Tons)
Greens Creek (5)	76	12.5	0.09	2.6	9.4	—	949	7	2,000	7,140	—
Lucky Friday (5,6)	8,060	7.5	—	4.8	2.6	—	60,788	—	385,040	210,730	—
Casa Berardi Open Pit (7)	193	—	0.02	—	—	—	—	4	—	—	—
Casa Berardi Underground (7)	1,841	—	0.15	—	—	—	—	273	—	—	—
San Sebastian (5,8)	—	—	—	—	—	—	—	—	—	—	—
Fire Creek (5,9)	47	0.7	0.92	—	—	—	34	43	—	—	—
Hollister (5,10)	103	3.6	0.57	—	—	—	376	59	—	—	—
Midas (5,11)	134	6.9	0.44	—	—	—	927	59	—	—	—
Heva (12)	5,480	—	0.06	—	—	—	—	304	—	—	—
Hosco (12)	33,070	—	0.04	—	—	—	—	1,296	—	—	—
Rio Grande Silver (13)	—	—	—	—	—	—	—	—	—	—	—
Star (14)	—	—	—	—	—	—	—	—	—	—	—
Total	49,004						63,073	2,044	387,040	217,870	—

Indicated Resources
	Tons	Silver	Gold	Lead	Zinc	Copper	Silver	Gold	Lead	Zinc	Copper
Asset	(000)	(oz/ton)	(oz/ton)%		%	%	(000 oz)	(000 oz)	(Tons)	(Tons)	(Tons)
Greens Creek (5)	8,569	11.7	0.1	2.8	8.1	—	100,187	828	242,010	691,750	—
Lucky Friday (5,6)	2,720	8.0	—	5.1	2.4	—	21,641	—	138,620	65,930	—
Casa Berardi Open Pit (7)	3,341	—	0.05	—	—	—	—	155	—	—	—
Casa Berardi Underground (7)	4,463	—	0.14	—	—	—	—	631	—	—	—
San Sebastian (5,8)	2,846	6.3	0.05	2.2	3.3	1.4	17,952	155	30,300	45,660	19,900
Fire Creek (5,9)	211	0.7	0.66	—	—	—	142	140	—	—	—
Hollister (5,10)	182	2.2	0.58	—	—	—	410	105	—	—	—
Midas (5,11)	616	5.0	0.37	—	—	—	3,064	229	—	—	—
Heva (12)	5,570	—	0.07	—	—	—	—	369	—	—	—
Hosco (12)	31,620	—	0.04	—	—	—	—	1,151	—	—	—
Rio Grande Silver (13)	516	14.8	—	2.1	1.1	—	7,620	—	10,760	5,820	—
Star (14)	1,126	2.9	—	6.2	7.4	—	3,301	—	69,900	83,410	—
Total	61,779						154,315	3,762	491,590	892,570	19,900

Measured & Indicated Resources
	Tons	Silver	Gold	Lead	Zinc	Copper	Silver	Gold	Lead	Zinc	Copper
Asset	(000)	(oz/ton)	(oz/ton)%		%	%	(000 oz)	(000 oz)	(Tons)	(Tons)	(Tons)
Greens Creek (5)	8,645	11.7	0.1	2.8	8.1	—	101,135	835	244,010	698,880	—
Lucky Friday (5,6)	10,780	7.6	—	4.9	2.6	—	82,428	—	523,670	276,660	—
Casa Berardi Open Pit (7)	3,534	—	0.04	—	—	—	—	158	—	—	—
Casa Berardi Underground (7)	6,304	—	0.14	—	—	—	—	904	—	—	—
San Sebastian (5,8)	2,846	6.3	0.05	2.2	3.3	1.4	17,952	155	30,300	45,660	19,900
Fire Creek (5,9)	257	0.7	0.71	—	—	—	176	182	—	—	—
Hollister (5,10)	285	2.8	0.58	—	—	—	786	164	—	—	—
Midas (5,11)	750	5.3	0.38	—	—	—	3,990	288	—	—	—
Heva (12)	11,050	—	0.06	—	—	—	—	672	—	—	—
Hosco (12)	64,690	—	0.04	—	—	—	—	2,447	—	—	—
Rio Grande Silver (13)	516	14.8	—	2.1	1.1	—	7,620	—	10,760	5,820	—
Star (14)	1,126	2.9	—	6.2	7.4	—	3,301	—	69,900	83,410	—
Total	110,782						217,388	5,805	878,640	1,110,430	19,900
Inferred Resources
	Tons	Silver	Gold	Lead	Zinc	Copper	Silver	Gold	Lead	Zinc	Copper
Asset	(000)	(oz/ton)	(oz/ton)%		%	%	(000 oz)	(000 oz)	(Tons)	(Tons)	(Tons)
Greens Creek (5)	1,848	13.7	0.09	3.1	7.4	—	25,393	159	56,670	135,880	—
Lucky Friday (5,6)	3,050	8.6	—	6.2	2.7	—	26,155	—	190,500	82,250	—
Casa Berardi Open Pit (7)	11,724	—	0.04	—	—	—	—	498	—	—	—
Casa Berardi Underground (7)	2,485	—	0.19	—	—	—	—	471	—	—	—
San Sebastian (5,15)	3,518	6.3	0.04	1.7	2.4	0.9	22,189	147	13,250	19,200	7,440
Fire Creek (5,9)	543	0.5	0.51	—	—	—	295	278	—	—	—
Fire Creek - Open Pit (16)	74,584	0.1	0.03	—	—	—	5,232	2,178	—	—	—
Hollister (5,10,17)	466	2.7	0.4	—	—	—	1,247	185	—	—	—
Midas (5,11)	552	2.7	0.33	—	—	—	1,489	183	—	—	—
Heva (12)	4,210	—	0.08	—	—	—	—	350	—	—	—
Hosco (12)	7,650	—	0.04	—	—	—	—	314	—	—	—
Rio Grande Silver (18)	3,078	10.7	0.01	1.3	1.1	—	33,097	36	40,990	34,980	—
Star (14)	3,157	2.9	—	5.6	5.5	—	9,432	—	178,670	174,450	—
Monte Cristo (19)	913	0.3	0.14	—	—	—	271	131	—	—	—
Rock Creek (20)	100,086	1.5	—	—	—	0.7	148,736	—	—	—	658,680
Montanore (21)	112,185	1.6	—	—	—	0.7	183,346	—	—	—	759,420
Total	330,050						456,881	4,929	480,080	446,760	1,425,540

Note: All estimates are in-situ except for the proven reserves at Greens Creek and San Sebastian which are in surface stockpiles. Resources are exclusive of reserves.

(5)	Mineral resources are based on $1500 gold, $21 silver, $1.15 lead, $1.35 zinc and $3.00 copper, unless otherwise stated. Cut-off grades are as above unless otherwise stated.
(6)

Measured and indicated resources from Gold Hunter and Lucky Friday vein systems are diluted and factored for expected mining recovery using NSR cut-off grades of $170.18 for the 30 Vein, $184.97 for the Intermediate Veins and $207.15 for the Lucky Friday Vein.

(7)

Measured, indicated and inferred resources are based on $1,500 gold and a US$/CAN$ exchange rate of 1:1.35 Underground resources are reported at a minimum mining width of 6.6 to 9.8 feet (2 m to 3 m). The average cut-off grades at Casa Berardi are 0.105 oz/ton gold (3.49 g/tonne) for underground mineral resources and 0.025 oz/ton gold (0.85 g/tonne) for open pit mineral resources.

(8)

Indicated resources reported at a minimum mining width of 5.9 feet (1.8 m) for Hugh Zone, Middle Vein, North Vein, and East Francine Vein and 4.9 feet (1.5 m) for Andrea Vein using a cut-off grade of $90.72/ton ($100/tonne). San Sebastian lead, zinc and copper grades are for 1,376,500 tons of indicated resource within the Middle Vein and the Hugh Zone of the Francine Vein.

(9)

Fire Creek mineral resources are reported at a gold equivalent cut-off grade of 0.306 oz/ton. The minimum mining width is defined as four feet or the vein true thickness plus two feet, whichever is greater.

(10)

Hollister mineral resources are reported at a gold equivalent cut-off grade of 0.294 oz/ton. The minimum mining width is defined as four feet or the vein true thickness plus two feet, whichever is greater.

(11)

Midas mineral resources are reported at a gold equivalent cut-off grade of 0.223 oz/ton. The minimum mining width is defined as four feet or the vein true thickness plus two feet, whichever is greater.

(12)

Measured, indicated and inferred resources were estimated in by Goldminds Geoservices Inc. with effective date 12-July-2013, and are based on $1,300 gold and a US$/CAN$ exchange rate of 1:1. The resources are in-situ without dilution and material loss at a cut-off grade of 0.011 oz/ton gold (0.37 g/tonne) for open pit and 0.06 oz/ton gold (2.0 g/tonne) for underground.

NI43-101 Technical Report, Mineral Resource Update, Heva-Hosco Gold Projects, Rouyn-Noranda, Quebec, Hecla Quebec, December 2013
Prepared by: Claude Duplessis, Eng. Project Manager - GoldMinds Geoservices Inc.; Maxime Dupéré, P.Geo - SGS Canada Inc. (Geostat)
(13)	Indicated resources reported at a minimum mining width of 6.0 feet for Bulldog; resources based on $26.5 Ag, $0.85 Pb, and $0.85 Zn and a cut-off grade of 6.0 silver equivalent oz/ton.
(14)	Indicated and Inferred resources reported using $21 silver, $0.95 lead, $1.10 lead minimum mining width of 4.3 feet and a cut-off grade of $100/ton.
(15)

Inferred resources reported at a minimum mining width of 5.9 feet (1.8 m) for Hugh Zone, Middle Vein, North Vein, and East Francine Vein and 4.9 feet (1.5) for Andrea Vein using a cut-off grade of $90.72/ton ($100/tonne).

San Sebastian lead, zinc and copper grades are for 792,900 tons of inferred resource within the Middle Vein and the Hugh Zone of the Francine Vein.
(16)

Inferred open-pit resources for Fire Creek calculated November 30, 2017 using gold and silver recoveries of 65% and 30% for oxide material and 60% and 25% for mixed oxide-sulfide material. Indicated Resources reclassified as Inferred for 2019.

Open pit resources are calculated at $1400 gold and $19.83 silver and cut-off grade of 0.01 Au Equivalent oz/ton and is inclusive of 10% mining dilution and 5% ore loss. Open pit mineral resources exclusive of underground mineral resources.

NI43-101 Technical Report for the Fire Creek Project, Lander County, Nevada; Effective Date March 31, 2018; prepared by Practical Mining LLC, Mark Odell, P.E. for Hecla Mining Company, June28, 2018
(17)	Inferred resources for the Hatter Project at the Hollister Mine calculated using recoveries for gold and silver of 82.7% and 71.8% and an Au equivalent cut-off grade of 0.294 oz/ton
(18)

Inferred resources reported at a minimum mining width of 6.0 feet for Bulldog and a cut-off grade of 6.0 equivalent oz/ton silver and 5.0 feet for Equity and North Amethyst vein at a cut-off grade of $50/ton and $100/ton; based on $1400 Au, $26.5 Ag, $0.85 Pb, and $0.85 Zn.

(19)	Inferred resource reported at a minimum mining width of 5.0 feet; resources based on $1400 Au, $26.5 Ag using a 0.06 oz/ton gold cut-off grade.
(20)

Inferred resource at Rock Creek reported at a minimum thickness of 15 feet and a cut-off grade of $24.50/ton NSR and adjusted given mining restrictions as defined by U.S. Forest Service, Kootenai National Forest in the June 2003 'Record of Decision, Rock Creek Project'.

(21)

Inferred resource at Montanore reported at a minimum thickness of 15 feet and a cut-off grade of $24.50/ton NSR and adjusted given mining restrictions defined by U.S. Forest Service, Kootenai National Forest, Montana DEQ in December 2015 'Joint Final EIS, Montanore Project' and the February 2016 U.S Forest Service - Kootenai National Forest 'Record of Decision, Montanore Project'.

* Totals may not represent the sum of parts due to rounding

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